Exhibit 99.1
Liberator Medical Reports Record Net Revenues for its First Fiscal Quarter Ended December 31, 2009
Wednesday, January 20, 8:00 am ET
Net Revenues Exceed $9.1 Million for the Quarter Ended December 31, 2009, up 67% Over Prior Year’s Comparable Quarter
STUART, FL—(MARKET WIRE)—January 20, 2010 — Liberator Medical Holdings, Inc. (OTCBB:LBMH.OB - News) today announced record net revenues of approximately $9.1 million for its fiscal first quarter ended December 31, 2009, representing an annualized revenue run rate of over $36.0 million.
Net revenues for the first fiscal quarter 2010 increased 67% from $5.45 million for the quarter ended December 31, 2008, and up 19% sequentially from $7.69 million for the quarter ended September 30, 2009.
Mark Libratore, the Company’s President and CEO, commented, “This is the seventh consecutive quarter we have reported record net revenues. In January we began moving into our new facility, adding approximately 25,000 square feet to our existing infrastructure and nearly doubling our space. Since the completion of our new facility, we have moved 75 employees to the new facility from our current facility. We now have considerable extra work space in both facilities that will accommodate our future growth needs.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
      Contacts:
Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Institutional Investor Contact
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com